UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2012, a subsidiary of RadioShack Corporation (“RadioShack”) entered into an agreement (the “Joint Venture Agreement”) with a direct wholly-owned subsidiary of SMS Marketing Service (Asia) Co., Ltd. (“Cybermart”), an affiliate of Hon Hai Precision Industry Co. Ltd., to form a joint venture entity (the “Joint Venture”) through which RadioShack and Cybermart will operate small-format retail stores in China, Taiwan, Hong Kong and Macau. These retail stores will offer consumer electronic products, accessories and related services and will be owned, leased or franchised by the Joint Venture or its subsidiaries. The Joint Venture is scheduled to officially open its first store in Shanghai, China in July 2012.

Upon formation of the Joint Venture, RadioShack and Cybermart will hold 49% and 51%, respectively, of the total issued share capital of the Joint Venture. In conjunction with the formation and operation of the Joint Venture, RadioShack and Cybermart have agreed to initially contribute US$2.94 million and US$3.06 million, respectively, in cash, to the Joint Venture, and may contribute up to an additional US$34 million (in proportion to their then current respective shareholding percentages in the Joint Venture) during the next three years, subject to the terms and conditions set out in the Joint Venture Agreement. The board of directors of the Joint Venture initially will be comprised of five directors, with two directors nominated by RadioShack and three directors nominated by Cybermart.

Subject to certain exceptions, neither RadioShack nor Cybermart may transfer its shares in the Joint Venture. In the event that the Joint Venture does not achieve certain financial thresholds or a deadlock between RadioShack and Cybermart occurs, RadioShack may offer its shares in the Joint Venture to Cybermart at fair market value. If Cybermart elects not to purchase RadioShack’s shares in the Joint Venture or if RadioShack does not offer its shares in the Joint Venture to Cybermart at fair market value, Cybermart may offer its shares in the Joint Venture to RadioShack at fair market value. If RadioShack elects not to purchase Cybermart’s shares in the Joint Venture or if Cybermart does not offer its shares in the Joint Venture to RadioShack at fair market value, the Joint Venture may be liquidated.

The parties have agreed in the Joint Venture Agreement to provide the Joint Venture with a right of first refusal with respect to certain retail business opportunities.

In addition, RadioShack shall enter into a License Agreement granting the Joint Venture the exclusive right to operate its business under the RadioShack brand and trademarks in China, Taiwan, Hong Kong and Macau. RadioShack shall also enter into a Master Sourcing Agreement with the Joint Venture that, among other things, designates RadioShack as the preferred supplier of certain accessory products, including RadioShack private brands, to the Joint Venture subject to the terms and conditions set out in the Joint Venture Agreement.

The Joint Venture Agreement positions RadioShack to broaden its brand reach, leverage brand equity and generate incremental growth and geographic diversification.

The formation of the Joint Venture is subject to customary conditions and is expected to be completed by July 2012.

The foregoing description of the Joint Venture Agreement is a summary and is qualified in its entirety by the terms of the Joint Venture Agreement, a copy of which will be filed as an exhibit to RadioShack’s Quarterly Report on Form 10-Q for the second quarter of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation (Registrant)

Date: June 7, 2012	By:	/s/ Dorvin D. Lively
Dorvin D. Lively Executive Vice President - Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)